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EXHIBIT 12
                                 RATIOS OF EARNINGS TO FIXED CHARGES



                                   1996      1995     1994       1993      1992
                                              (amounts in thousands)

Earnings (loss) from
    continuing operations        $18,733   $11,707   $(2,256)  $11,975   $10,734
Add provision for income taxes    12,986     8,126    (1,493)    7,718     7,225
                                  ------    ------   -------    ------    ------
                                  31,719    19,833    (3,749)   19,693    17,959

Fixed Charges:
  Interest                        20,405    14,635    12,031     8,596     7,964
  Interest factor portion
      of rentals                   3,993     3,266     2,851     2,345     1,770
                                  ------    ------   -------    ------    ------
    Total fixed charges           24,398    17,901    14,882    10,941     9,734
                                  ------    ------   -------    ------    ------

Earnings before income taxes
   and fixed charges             $56,117   $37,734   $11,133   $30,634   $27,693
                                  ------    ------   -------    ------    ------
                                  ------    ------   -------    ------    ------

Ratio of earnings to
   fixed charges                    2.30      2.11      0.75      2.80      2.85
                                  ------    ------   -------    ------    ------
                                  ------    ------   -------    ------    ------


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